EX. 99.28(g)(4)

Date: April 29, 2019

HSBC BANK USA, NATIONAL ASSOCIATION

and

JACKSON VARIABLE SERIES TRUST ON BEHALF OF

THE JNL/VANECK INTERNATIONAL GOLD FUND

PRECIOUS METALS DEPOSITORY AGREEMENT

This PRECIOUS METALS DEPOSITORY AGREEMENT (this “Agreement”) is made on April 29, 2019

BETWEEN

(1)	HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America, whose principal place of business is at 452 Fifth Avenue, New York, NY 10018 (“Bank,” “we” or “us”); and

(2)	JACKSON VARIABLE SERIES TRUST, a Massachusetts business trust, whose principal place of business is at 1 Corporate Way, Lansing, Michigan 48951, on behalf of the JNL/VANECK INTERNATIONAL GOLD FUND, (“Customer,” or “you”).

INTRODUCTION

We have agreed to hold Bullion (as defined below) for you and to provide other services to you in connection with such Bullion. This Agreement sets out the terms under which we will provide those services to you and the arrangements which will apply in connection with those services.

IT IS AGREED AS FOLLOWS

1.

INTERPRETATION

1.1

Definitions: In this Agreement:

“Availability Date” means the Business Day on which you wish to deposit Precious

Metal with us in order to credit a Depository Account.

“Bullion” means the Precious Metal held by us or any Sub-Custodian for you under this Agreement or any part of it, as the context requires.

“Business Day” means a day (excluding Saturdays, Sundays and public holidays) on which commercial banks generally are open for business in the United States of America.

“CME” means the Chicago Mercantile Exchange.

“Depository Account” means, in relation to a Precious Metal, the account(s) maintained by us in your name recording the amount of such Precious Metal received and held by us for you.

“PGM” means Platinum Group Metals which includes Platinum and Palladium.

“Precious Metal” means any and all of gold, silver, platinum, palladium and any other metal(s) as may be agreed between us.

“Rules” means the rules, regulations, practices and customs of the CME and such other regulatory authority or other body as shall affect the activities contemplated by this Agreement or the activities of the Sub-Custodian, if any.

“Sub-Custodian” means a sub-custodian, agent or depository (including an entity within our corporate group) appointed by us to perform any of our duties under this Agreement, including the custody and safekeeping of Bullion.

1

“Withdrawal Date” means the Business Day on which you wish to withdraw Bullion from a Depository Account.

1.2

Headings: The headings in this Agreement do not affect its interpretation.

1.3

Singular and plural: References to the singular include the plural and vice versa.

2.

DEPOSITORY ACCOUNTS

2.1	Opening Depository Accounts: We shall open and maintain one or more Depository Accounts as per your request.

2.2	Deposits and withdrawals: Each Depository Account shall evidence and record the Bullion of the relevant kind held by us and deposits and withdrawals of it made by you pursuant to the terms of this Agreement.

2.3	Denomination of Depository Accounts: The Depository Accounts shall be denominated as follows:

(a)

in the case of gold, in fine troy ounces of gold;

(b)

in the case of silver, in troy ounces of silver;

(c)	in the case of platinum or palladium, in troy ounces of platinum or palladium, as the case may be; and

(d)	in the case of any other metal, in such denomination as is provided for in the Rules; if there is no such provision, such denomination as may be agreed between you and us.

We shall, as warehouseman, acknowledge receipt from you of the Bullion and may, at our option, record certain specifications indicated on the Bullion. We are not responsible for the authenticity of markings on or for the weight, fineness or contents of any of the Bullion, packages or sealed containers delivered to us by you. Our count of the Bullion deposited shall be binding and conclusive.

2.4	Reports: For each Business Day, by no later than the following Business Day, we will transmit to you a written statement by electronic mail (or as otherwise agreed by the parties) showing the movement of Bullion into and out of your account, and identifying separately each transaction and the Business Day on which it occurred. We will provide reports to you relating to deposits into and withdrawals from the Depository Accounts and to balances on the Depository Accounts in such form and with such frequency (but not less than monthly) as may be agreed between you and us. Unless you object by written notice to us which is received by us within 10 days after such statement is sent to you, such statement shall be conclusive and binding on you. You must notify us of any billing errors or disputed charges within thirty (30) days of the invoice date or will thereby assume responsibility for charges including interest, until notification of error is given.

2.5	Reversal of entries: We at all times reserve the right to reverse any provisional or erroneous entries to a Depository Account with effect back-valued to the date upon which the final or correct entry (or no entry) should have been made.

2

2.6	Access: Upon five (5) Business Days’ prior written notice by Customer to Bank and no more frequently than on an annual basis and in accordance with Bank’s or Sub-Custodian’s procedures (as the case may be), Bank shall allow (and cause Sub-Custodian to allow) the Customer’s auditors to have access to the Precious Metals in the Customer’s account upon presentation of proper credentials and during normal business hours in order to inspect and take inventory of the same.

3.

DEPOSITS

3.1	Deposits: Precious Metal shall be deemed to have been deposited with us when possession of such Precious Metal is taken at our premises, upon one of our employees or agents signing a receipt for such Precious Metal, following a physical count of the number of bars or other form of such Precious Metal by us. We shall not be responsible for the Bullion until they are actually delivered to and received by us at our premises.

3.2	Procedure: You may at any time notify us of your intention to deposit Precious Metal in a Depository Account. Any such notice must:

(a)

be received in writing by us no later than two (2) Business Days prior to the Availability Date unless otherwise agreed;

(b)	specify the amount (in the appropriate denomination) of the Precious Metal to be delivered to us and credited to a Depository Account, and be accompanied by a bar list specifying, for each bar to be deposited, the bar number, the brand, the weight and the fineness and, in the case of a deposit of gold, the fine and gross troy ounce weight and, in the case of PGM and silver, the gross troy ounce weight. In case of Precious Metal to be deposited in other than bar form, such written notice shall specify the seal number, the brand, and the fineness and fine (as applicable) and/or gross weight or type and number of coins if deposited in such form; and

(c)	where applicable, the name of the person or carrier that will deliver the Precious Metal to us and the manner in which the Precious Metal will be packed, the Availability Date and any other information which we may from time to time require.

3.3	Right to refuse Precious Metal or amend procedure: We may refuse to accept Precious Metal, amend the procedure in relation to the deposit of Precious Metal or impose such additional procedures in relation to the deposit of Precious Metal as we may from time to time consider appropriate. Any such refusal, amendment or additional procedures will be promptly notified to you.

3.4	Delivery of Precious Metals: Unless we agree to arrange collection, you must deliver Precious Metal to us at our New York vault premises or as the parties otherwise agree in writing at your expense and risk, in the manner and accompanied by such agreements, as we may require.

3.5	Form of Precious Metals: All deposits of Precious Metal must be in a form which complies with the Rules (including the Rules relating to good delivery and fineness) or in such other form as may be agreed between us.

3

4.

WITHDRAWALS

4.1	Withdrawals: The Bullion shall be deemed to have been withdrawn as follows: (a) if we agree to undertake delivery or if you arrange for the collection of such Bullion, when such Bullion has been delivered from us to a carrier chosen by us or designated by you and we receive a receipt thereof from such carrier and (b) if you elect to collect the Bullion yourself, when the Bullion is actually collected by you.

4.2	Procedure: You may at any time notify us of your intention to withdraw Bullion from a Depository Account. We may confirm such written withdrawal instructions by contacting one of the authorized persons appearing on your authorized representative list. Any such notice must:

(a)	be received in writing by us no later than 11:00 a.m. (New York time) two (2) Business Days prior to the Withdrawal Date unless otherwise agreed by you and us;

(b)	specify the amount (in the appropriate denomination) of the Bullion to be withdrawn from the Depository Accounts, and be accompanied by a bar list specifying, for each bar to be withdrawn, the bar number, the brand, the weight and the fineness and, in the case of a withdrawal of gold, the fine and gross troy ounce weight and, in the case of PGM and silver, the gross troy ounce weight. In case of a withdrawal of Precious Metal other than bar form, such written notice shall specify the seal number, the brand, and the fineness and fine (as applicable) and/or gross weight or type and number of coins if deposited in such form;

(c)	where applicable, the name of the person that will collect the Bullion from us, the Withdrawal Date and any other information which we may from time to time require; and

(d)	if a withdrawal involves CME-registered material, paper receipts must be properly endorsed and delivered to us at least five (5) full Business Days prior to the Withdrawal Date.

4.3	Right to amend procedure: We may amend the procedure for the withdrawal of the Bullion or impose such additional procedures as we may from time to time consider appropriate.

4.4	Specification of Bullion: If you do not notify us of the serial numbers of the bars, plates or ingots to be withdrawn or otherwise identify the Bullion, we are entitled to select the Bullion to be made available to you.

4.5	Collection of Bullion: Unless we agree to undertake delivery, you must collect, or arrange for the collection of, the Bullion being withdrawn from us (or from the Sub- Custodians, if any) at your expense and risk. We will advise you of the location from which the Bullion may be collected no later than one (1) Business Day prior to the Withdrawal Date.

5.

INSTRUCTIONS

5.1	Your representatives: We will act only on instructions given in accordance with this clause 5.1 and clause 14. You shall notify us in writing of the names of the people who are authorized to give instructions on your behalf. Until we receive written notice to the contrary, we are entitled to assume that any of those people have full and unrestricted power to give us instructions on your behalf. We are also entitled to rely on any instructions which are from, or which purport to emanate from, any person who appears to have such authority.

4

5.2	Amendments: Once given, instructions continue in full force and effect until they are cancelled, amended or superseded. Notice of amendment shall have effect only after actual receipt by us.

5.3	Unclear or ambiguous instructions: If, in our opinion, any instructions are unclear or ambiguous, we shall use reasonable endeavors (taking into account any relevant time constraints) to obtain clarification of those instructions but, failing that, we may in our absolute discretion and without any liability on our part, act upon what we believe in good faith such instructions to be or refuse to take any action or execute such instructions until any ambiguity or conflict has been resolved to our satisfaction.

5.4	Refusal to execute: We will, where practicable, refuse to execute instructions if in our opinion they are or may be contrary to the Rules or any applicable law.

6.

CONFIDENTIALITY

6.1	Disclosure to others: Subject to clause 6.2, each party shall respect the confidentiality of information acquired under this Agreement and neither will, without the consent of the other, disclose to any other person any information acquired under this Agreement.

6.2	Permitted disclosures: Each party agrees that, from time to time, the other party may be required by law or the Rules, or requested by or required in connection with filings made with a government department or agency, fiscal body or regulatory or self-regulatory authority, to disclose information acquired under this Agreement. In addition, the disclosure of such information may be required by a party’s auditors, by its legal or other advisors, by a company which is in the same group of companies as a party (i.e., a subsidiary or holding company of a party or by a Sub-Custodian). Each party irrevocably authorizes the other to make such disclosures without further reference to such party.

6.3	Use of HSBC’s Name: You agree not to use the name of HSBC Bank USA, N.A. or any of its affiliates in your advertising or in its public relations with third parties without our prior written consent.

7.

CUSTODY SERVICES

7.1	Appointment: You hereby appoint us to act as custodian of the Bullion in accordance with this Agreement and any Rules which apply to us.

7.2	Segregation of Bullion: All Bullion that will be held for you by us shall be held on an allocated and segregated basis and consistent with all applicable Rules and specifically identified as your property (i.e., that you are the legal and beneficial owner thereof) on our books and records and shall be free and clear of any lien or claim which we may have against you or any other person.

7.3	Ownership of Bullion: We will identify in our books and records that the Bullion belongs solely to you.

5

7.4	Location of Bullion: The Bullion must be held by us at one of our vault premises or at the vaults of the Sub-Custodians, if any, unless otherwise agreed between us.

8.

SUB-CUSTODIANS

8.1	Sub-Custodians: We may appoint one or more Sub-Custodians to perform any of our duties under this Agreement, including the custody and safekeeping of the Bullion. We will use reasonable care in the appointment and monitoring of the Sub-Custodians. We will provide you with prompt notice of any proposed use or appointment of a Sub- Custodian. We will require Sub-Custodians to segregate Bullion held by them for us from any Precious Metal which they own or hold for others by making entries in their books and records to identify such Bullion as being held for us.

8.2	Liability: We shall not be liable for any act or omission, or for the solvency, of any Sub-Custodian except for in the event of our direct negligence or willful misconduct in our appointment or monitoring of such Sub-Custodian.

9.

REPRESENTATIONS

9.1	Your representations: You represent and warrant to us that (such representations and warranties being deemed to be repeated upon each occasion of deposit of Precious Metal under this Agreement):

(a)	you have all necessary authority, powers, consents, licenses and authorizations (which have not been revoked) and have taken all necessary action to enable you lawfully to enter into and perform your duties and obligations under this Agreement;

(b)	the persons entering into this Agreement on your behalf have been duly authorized to do so; and

(c)	this Agreement and the obligations created under it are binding upon you and enforceable against you in accordance with its terms (subject to applicable principles of equity) and do not and will not violate the terms of the Rules or any order, charge or agreement by which you are bound.

9.2	Our representations: We represent and warrant to you that (such representations and warranties being deemed to be repeated upon each occasion Bullion is credited to or debited from your account under this Agreement):

(a)	we have all necessary authority, powers, consents, licenses and authorizations (which have not been revoked) and have taken all necessary action to enable us lawfully to enter into and perform our duties and obligations under this agreement;

(b)	the persons entering into this Agreement on our behalf have been duly authorized to do so; and

(c)	this Agreement and the obligations created under it are binding upon us and enforceable against us in accordance with its terms (subject to applicable principles of equity) and do not and will not violate the terms of the Rules or any law, order, charge or agreement by which we are bound.

6

10.

FEES AND EXPENSES

10.1	Fees: You will pay such fees, upon receipt of an invoice, as we from time to time determine and notify to you. You hereby agree that we shall have a lien upon the Bullion held for you in an amount equal to any fees owed to us by you. If you default in the full and timely payment of any monies due us pursuant to this Agreement, or otherwise defaults in the performance of any of your other obligations to us in relation to this Agreement, we shall place a lien upon the Bullion held for you in an amount equal to any fees owed to us, you shall be responsible for, including the repayment of any reasonable legal fees and other reasonable costs and expenses incurred by us in the collection of any said monies due us. With respect to Bank providing the Customer with the services pursuant to this Agreement, the Customer agrees to pay Bank a mutually agreed upon monthly fee determined pursuant to the custodian fee schedule approved by the Bank and the Customer and in effect from time to time. An invoice shall be forwarded to the Customer on a monthly basis. Our fee shall be paid in monthly installments in arrears.

10.2	Default interest: If you fail to pay us any amount when it is due under this Agreement within 30 days of your receipt from us of an accurate invoice, we reserve the right to charge you interest (both before and after any judgement) on any such unpaid amount calculated at an annualized rate equal to 1% above the overnight London Interbank Offered Rate (LIBOR) for the currency in which the amount is due. Interest will accrue on a daily basis and will be due and payable by you as a separate debt.

11.

[RESERVED]

12.

SCOPE OF RESPONSIBILITY

12.1	Exclusion of liability: We will use reasonable care in the performance of our duties under this Agreement and will only be responsible to you for any loss or damage suffered by you as a result of any negligence, fraud or willful misconduct on our part in the performance of our duties, and in which case our liability will not exceed the market value of the Bullion at the time of such negligence, fraud or willful misconduct.

12.2	No duty or obligation: We are under no duty or obligation to make or take, or require any Sub-Custodian to make or take, any special arrangements or precautions beyond those required by the Rules or as set forth herein.

12.3	Insurance: We (or one of our affiliates) shall make such insurance arrangements from time to time in connection with our custodial obligations under this Agreement as we consider appropriate and we will be responsible for all costs, fees and expenses (including any relevant taxes) in relation to any such insurance policy or policies. We make no warranty as to the adequacy of our cover or the solvency of any insurer chosen by us. We have no obligation to divulge the details of our arrangements to you.

12.4	Force majeure: Neither party shall be liable to the other for any delay in performance, or for the non-performance, of any of our obligations under this Agreement by reason of any cause beyond its reasonable control, including, but not limited to, (a) war, civil war, revolution, riots, rebellion, terrorist acts, insurrection or civil strife therefrom or any hostile act by or against a belligerent power, (b) capture, seizure, arrest, restraint or detainment and the consequences thereof or any attempt threat, (c) acts of God, fire, earthquakes, torpedoes, hurricanes, epidemics or other natural disasters, derelict mines, bombs or other derelict weapons of war, (d) any breakdown, malfunction or failure of transmission, communication or computer facilities and (e) strikes, lockouts, industrial actions, acts and regulations of any governmental or supra national bodies or authorities or regulatory or self-regulatory organization.

7

12.5	Indemnity: You shall indemnify and hold us harmless, and keep us indemnified (on an after tax basis) on demand against all costs and expenses, damages, taxes, charges, expenses, assessments, claims or liabilities, including counsel fees, and losses which we may suffer or incur, directly or indirectly in connection with this Agreement except to the extent that such sums are due to our negligence, fraud or willful misconduct.

12.6	No Liens: We will not create any right, charge, security interest, lien or claim against the Bullion, except those in our favor arising under this Agreement, and we will not loan, hypothecate, pledge or otherwise encumber any Bullion except pursuant to your instructions.

13.

TERMINATION

13.1

Termination:

(a)

This Agreement may be terminated by the mutual agreement of the parties.

(b)	Either party may terminate this Agreement by giving not less than 30 Business Days’ written notice to the other party. Any such notice given by you must specify: (i) the date on which the termination will take effect; (ii) the person to whom the Bullion is to be made available; and (iii) all other necessary arrangements for the redelivery of the Bullion to you.

(c)	In the event that we shall become incapable of performing our obligations as custodian hereunder, or shall be dissolved, adjudged a bankrupt or insolvent or a trustee, receiver or conservator of ours or our property shall be appointed or an application for any of the foregoing is filed, or if any governmental or other public authority or officer takes control of us or our officers or directors, then this Agreement shall automatically terminate, and we (or any trustee, receiver or conservator, as applicable) shall deliver to you or a successor depository all of the Buillons upon payment by you of all fees, expenses and other amounts as to which we are entitled pursuant to the terms of this Agreement.

13.2	Redelivery arrangements: Upon the termination of this Agreement, if you do not make arrangements acceptable to us for the redelivery of the Bullion, we may continue to store the Bullion, in which case we will continue to charge the fees and expenses payable under clause 10. If you have not made arrangements acceptable to us for the redelivery of the Bullion within 6 months of the termination date, we will be entitled to sell the Bullion and account to you for the proceeds after deducting any amounts due to us under this Agreement.

13.3	Existing rights: The termination of this Agreement shall not affect rights and obligations then outstanding under this Agreement, which shall continue to be governed by this Agreement until all obligations have been fully performed.

14.

NOTICES

14.1	Form: Unless otherwise agreed to by the parties, any notice or other communication under or in connection with this Agreement shall be given in writing. References to writing includes an electronic transmission.

8

14.2	Method of transmission: Any notice or other communication required to be in writing may be delivered personally or sent by first class post, pre-paid recorded delivery (or air mail if overseas), authenticated electronic transmission (including telex and SWIFT) or such other electronic transmission as the parties may from time to time agree to the party due to receive the notice or communication, at its address, number or destination set out in this Agreement or another address, number or destination specified by that party by written notice to the other.

14.3	Deemed receipt on notice: A notice or other communication under or in connection with this Agreement will be deemed received only if actually received or delivered.

14.3	Recording of calls: Either party may record telephone conversations without use of a warning tone. Such records will be accepted by you and us as evidence of the orders or instructions given.

14.5	Notice of Claims: You shall give written notice to us within five (5) Business Days after you discover any loss, damage or destruction of the Bullion in the Depository Accounts, but in no event more than thirty (30) days after delivery by us to you of a statement for the balance in the Depository Accounts in which a discrepancy first appears. Unless such notice is given as herein stated, all claims shall be deemed waived. No action, suit or other proceeding to recover for any loss, damage or destruction shall be brought against us unless notice shall have been given as stated herein and unless such action, suit or proceeding shall have been commenced within twelve (12) month from the time a claim is made pursuant to this clause.

15.

GENERAL

15.1	No advice: Our duties and obligations under this Agreement do not include providing you with investment advice. In asking us to open and maintain the Depository Accounts, you do so in reliance of your own judgment and we shall not owe to you any duty to exercise any judgment on your behalf as to the merits or suitability of any deposits into, or withdrawals from, any Depository Account.

15.2	Rights and remedies: Our rights under this Agreement are in addition to, and independent of, any other rights which we may have at any time in relation to the Bullion except that we will not have any right to set-off, combine or consolidate any of your accounts we maintain or property that we hold for you under this Agreement any claim or amount that we may have against you or that may be owing to us.

15.3	Assignment: This Agreement is for the benefit of and binding upon us both and our respective successors and assigns. This Agreement may not be assigned, transferred or encumbered without the written consent of the other party.

15.4	Amendments: Any amendment to this Agreement must be agreed in writing and be signed by the parties. Unless otherwise agreed, an amendment will not affect any legal rights or obligations which may already have arisen.

15.5	Partial invalidity: If any of the clauses (or part of a clause) of this Agreement becomes invalid or unenforceable in any way under the Rules or any law, the validity of the remaining clauses (or part of a clause) will not in any way be affected or impaired.

9

15.6	Entire agreement: This document represents the entire agreement, and supersedes any previous agreements between us relating to the subject matter of this Agreement.

15.7	Counterparts: This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same agreement.

15.8	Business Days: If any obligation of either you or us falls due to be performed on a day which is not a Business Day in respect of any Depository Accounts in question, then the relevant obligations shall be performed on the next succeeding Business Day applicable to such Depository Account.

15.9	Prior Agreements: This Agreement supersedes and replaces any prior existing agreement between you and us relating to the same subject matter.

16.

GOVERNING LAW AND JURISDICTION

16.1	Governing law: This Agreement is governed by, and will be construed in accordance with the laws of the State of New York.

16.2	Jurisdiction: Each party agrees the State of New York courts are to have jurisdiction to settle any disputes or claims which may arise out of or in connection with this Agreement and, for these purposes, each party irrevocably submit to the non-exclusive jurisdiction of the State of New York courts.

16.3	Limited Recourse: All obligations of the Customer hereunder are limited to its investment portfolio and any amount owed by the Customer hereunder shall be paid only from the assets of such portfolio.

16.4	Service of process: Process by which any proceedings in State of New York are begun may be served by being delivered to the applicable address specified below. This does not affect the right of either party to serve process in another manner permitted by law.

Customer address for service of process:

Jackson Variable Series Trust, on behalf of the

JNL/VanEck International Gold Fund

Attn: Mark D. Nerud

Jackson National Asset Management, LLC

225 West Wacker Drive, Suite 1000

Chicago, Illinois 60606

Bank address for service of process:

………………………………..

………………………………..

………………………………..

10

EXECUTED by the parties

Signed on behalf of

HSBC BANK USA, NATIONAL ASSOCIATION

by

Signature	/s/ Renee A Brown
Name	Renee A Brown 17966
Title	VP, Metals Operations

Signed on behalf of

JACKSON VARIABLE SERIES TRUST ON BEHALF

OF THE JNL/VANECK INTERNATIONAL GOLD FUND

by

Signature	/s/ Susan S. Rhee
Name	Susan S. Rhee
Title	Vice President, Chief Legal Officer and Secretary of the Trust

11